As filed with the Securities and Exchange Commission on September 17, 2025

Registration No. 333-264590

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

(REGISTRATION NO. 333-264590)

UNDER

THE SECURITIES ACT OF 1933

HILLEVAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-0545060
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

321 Harrison Avenue Boston, Massachusetts	02118
(Address of Principal Executive Offices)	(Zip Code)

HILLEVAX, INC. 2021 EQUITY INCENTIVE PLAN

HILLEVAX, INC. 2022 INCENTIVE AWARD PLAN

HILLEVAX, INC. 2022 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Robert Hershberg, M.D., Ph.D.

Chairman, President and Chief Executive Officer

HilleVax, Inc.

321 Harrison Avenue

Boston, Massachusetts 02118

(Name and address of agent for service)

(617) 213-5054

(Telephone number, including area code, of agent for service)

Copies to:

Matthew T. Bush

Daniel E. Rees

Cheston J. Larson

Latham & Watkins LLP

200 Clarendon Street

Boston, Massachusetts 02116

(617) 948-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) by HilleVax, Inc., a Delaware corporation (the “Registrant”):

•

registration statement on Form S-8 (Registration No. 333-264590) filed with the SEC on April 29, 2022, pertaining to the registration of (i) 8,200,000 shares of the common stock of the Registrant, $0.0001 par value per share (the “Common Stock”), reserved for issuance under the Registrant 2022 Incentive Award Plan, (ii) 200,039 shares of Common Stock subject to outstanding options under the Registrant 2021 Equity Incentive Plan, and (iii) 1,060,000 shares of Common Stock reserved for issuance under the Registrant 2022 Employee Stock Purchase Plan (the “Registration Statement”).

On September 17, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of August 4, 2025 (as it may be amended or supplemented, the “Merger Agreement”), by and among the Registrant, XOMA Royalty Corporation, a Nevada corporation (“Parent”), and XRA 4 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statement, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware on September 17, 2025.

HILLEVAX, INC.

By:	/s/ Owen Hughes
Owen Hughes
President, Treasurer and Secretary